Exhibit 10.5

Dear ____________:

On behalf of Norwegian Cruise Line Holdings Ltd. and its subsidiaries (together, the “Company”), I am pleased to offer you the opportunity to receive a key employee retention bonus pursuant to the Company’s Amended and Restated 2013 Performance Incentive Plan if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). If you do not execute and return a copy of this Agreement, which must occur prior to [October 16, 2020], this Agreement shall be null and void.

1.Retention Bonus. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $___________ (the “Retention Bonus”), payable following the Effective Date, but no later than [October 31, 2020]1. You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before December 31, 2021 (the “Retention Date”), you will be required to repay to the Company within ten business days of such termination 100% of the Retention Bonus. For the sake of clarity, you will not be required to repay the Retention Bonus if (i) you are terminated in a Qualifying Termination or (ii) you are employed by the Company on the Retention Date. At the option of the Company, all or part of the amount to be repaid to the Company may be deducted from any amounts owed by the Company to you, including without limitation, any amounts owed as wages, salary, bonuses, equity or other incentive compensation or awards, expense reimbursements, and any other remuneration due for or on account of your employment with the Company, provided, however, that no such deduction shall be made to the extent that it would result in a tax being owed pursuant to Section 409A or 457A of the Code.

2.Definitions. For purposes of this Agreement:

(a)“Cause” shall have the meaning specified in your employment agreement with the Company. A termination for “Cause” shall include a determination by the Company following your termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to you.

(b)“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

(c)“Disability” shall have the meaning specified in your employment agreement with the Company.

(d)“Good Reason” shall have the meaning specified in your employment agreement with the Company.

1 For Mr. Del Rio, the payment date will be a date prior to December 31, 2020.

(e)“Qualifying Termination” means the termination of your employment before the Retention Date (i) by the Company for a reason other than Cause, (ii) by you for Good Reason or (iii) due to your death or Disability if, and only if, in the case of any termination pursuant to clauses (i), (ii) and (iii), other than in the case of your death, you execute a general release agreement, substantially in the form included in your employment agreement (with such amendments that may be necessary to ensure the release is enforceable to the fullest extent permissible under then applicable law), within twenty-one days following the termination of your employment with the Company and you not revoking such release (the “Release”). For the sake of clarity, a termination of employment (other than in the case of death) will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the Retention Bonus within ten business days after the expiration of the twenty-one-day period.

3.Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

4.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or any successors) or to interfere in any way with the right of the Company (or any successors) to terminate your employment at any time.

5.Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

6.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Florida, without reference to rules relating to conflicts of laws.

7.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

8.Section 409A and 457A Compliance. The intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A and 457A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

9.Voluntary Nature of this Agreement. The Retention Bonus and this Agreement are a voluntary decision being offered to you. You understand that accepting this Retention Bonus is optional. Although you will be required to pay taxes on the Retention Bonus now in the ordinary course, you may be required to return the entire payment pursuant to paragraph 1 and you may not be able to recover any of the taxes that have been paid with respect to such amounts. By signing this Agreement, you understand that you will need to consult with your personal tax advisor as to the impact such repayment, if required, would have on your personal taxes.

10.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[The remainder of this page has intentionally been left blank.]

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:

Name: Lynn White

Title: Executive Vice President and Chief Talent Officer

My signature below confirms my agreement to the terms of this Agreement.

By:

Name:

Title:

Date: